Exhibit 99.1

Stronghold Reports Second Quarter 2024 Operating and Financial Results
Continues Formal Review of Strategic Alternatives
Pursuing Significant Site Expansion and Evaluating GPU Computing Potential
NEW YORK, August 14, 2024 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, the “Company”, or “we”) today announced financial and operational results for the second quarter ended June 30, 2024, and provided additional strategic updates:
Second Quarter 2024 Financial Highlights
•
Revenues of $19.1 million, down 30.6% sequentially and up 4.8% year-over-year. Revenues comprised $18.8 million from cryptocurrency operations, $0.2 million from the sale of energy, and $0.1 million from other revenue.

•	GAAP Net Loss of $21.3 million and non-GAAP Adjusted EBITDA loss of $0.3 million.[1]

Strategic Alternatives
The formal strategic review process being conducted by Stronghold and its Board of Directors (the “Board”) continues with the assistance of outside financial and legal advisors. To date, the Company has received numerous bids for all or parts of the Company. The Company and its Board continue to consider a wide range of alternatives to maximize shareholder value, including, but not limited to, the sale of all or parts of the Company, another strategic transaction involving some or all of the assets of the Company, and strategic financing. There is no deadline or definitive timetable set for the completion of the strategic alternatives process, and there can be no assurance any proposal will be made or accepted, any agreement will be executed, or any transaction will be consummated in connection with this review.

1 See Non-GAAP reconciliation table below.

As one part of its strategic review process, Stronghold has assessed opportunities to expand and enhance its current sites. In May and June 2024, Stronghold submitted preliminary load studies to local utilities to import an additional 400 megawatts (“MW”) at Panther Creek. One of the preliminary load studies was for an additional 250 MW and found that such power may be able to be delivered in stages over the next one to five years. The Company has submitted a project feasibility report, which is the next step toward securing this 250 MW. The preliminary load studies associated with the remaining capacity are still in progress. In August 2024, Stronghold secured a one-year option with certain extension rights to purchase up to approximately 1,140 acres of land adjacent to the Company’s existing Panther Creek site. The Company believes that this option, along with the ability to expand the electricity and fiber available at the existing site and proximity to other data centers, provides Panther Creek with a significant opportunity for data center expansion. Stronghold’s Scrubgrass site is 636 acres, and the Company is pursuing various expansion opportunities including preliminary load studies submitted to import an additional 390 MW from the grid.
In July, Stronghold engaged Appleby Strategy Group LLC (“ASG”), an end-to-end data center solutions expert, to advise the Company in evaluating additional potential uses for the Scrubgrass and Panther Creek sites. Initial assessments from ASG support the view that expansive access to land, electricity, fiber, and water are key differentiating traits of the Stronghold sites that may make them attractive for large-scale data center development.
PJM Base Residual Auction
On July 31, 2024, PJM Interconnection LLC (“PJM”) held its annual Base Residual Auction2 for capacity reserve scheduling for the 12-month period from June 2025 through May 2026 delivery year. Stronghold’s Panther Creek and Scrubgrass Plants offered capacity into the auction, as required, and each cleared the auction at $269.92/MW/day, up approximately 833% from $28.92/MW/day in last year’s Base Residual Auction. The Panther Creek Plant cleared 69.2 MW of capacity in the auction, which the Company estimates will yield approximately $7 million of incremental revenue at an estimated 100% net margin during the 12-month period from June 2025 through May 2026. The Scrubgrass Plant cleared 75.6 MW in the auction and has since exited 17 MW of that commitment through bi-lateral transactions, retaining 58.6 MW of clearing capacity. The Company is currently evaluating options with its remaining capacity commitment at Scrubgrass, including exiting the additional clearing capacity through bi-lateral transactions, with a focus on maximizing the flexibility and long-term potential of its data center operations.

2 PJM 2025-2026 BRA: https://pjm.com/-/media/markets-ops/rpm/rpm-auction-info/2025-2026/2025-2026-base-residual-auction-report.ashx

Increased Coal Refuse Reclamation and Energy Tax Credit
On July 11, 2024, the Pennsylvania General Assembly completed its annual commonwealth budget process and passed PA Senate Bill 6543, which Governor Josh Shapiro subsequently signed into law. The law increases the Coal Refuse Reclamation and Energy Tax Credit from $4 per ton to $8 per ton, the annual program cap from $20 million to $55 million, and the individual facility cap from 22.2% to 26.5%. The law did not change the duration of the program, which remains effective through 2036. Stronghold estimates this increase in the waste coal tax credit will result in approximately $2 to $4 million per annum of incremental net income.
PJM Guidance Regarding Co-Located Load
On April 14, 2024, PJM updated its “Guidance on Co-Located Load.” Based on this update, Stronghold believes that its data center loads qualify as PJM “In Network” load, which has the potential to enable ancillary revenue streams such as demand response. Stronghold is currently in the process of registering its Scrubgrass data center in the demand response program. Based on PJM guidance, for the Scrubgrass or Panther Creek data centers to participate fully in the demand response programs, the Company notes that the respective plant would need to exit most or all of its future capacity commitment. Stronghold is working with advisors to better understand its options while contributing positively to grid reliability and building long-term value for its shareholders.
Bitcoin Mining Update
Stronghold mined approximately 299 Bitcoin during the second quarter of 2024 and generated $0.2 million of energy revenue, equivalent to 3 Bitcoin at the average price of Bitcoin during the period, for a total of 302 Bitcoin-equivalent during the quarter, which was down approximately 46% from the 561 Bitcoin-equivalent production during the first quarter of 2024. The Bitcoin halving event took place on April 19, 2024, reducing the block subsidy to 3.125 from 6.25. Bitcoin hash price, which is Stronghold’s preferred measure for Bitcoin mining economics and represents revenue per unit of hash rate, thus capturing Bitcoin price, transaction fees, and network hash rate, averaged $68/PH/s per day during the second quarter of 2024, a 26% decline from the first quarter 2024 average of $92/PH/s per day. In July, Stronghold generated 63 Bitcoin through its mining operations and approximately $0.2 million of energy revenue, or 3 Bitcoin-equivalent based on the average Bitcoin price during the month. The total Bitcoin-equivalent production in July was 66, up approximately 5% versus the 63 generated in June. July total revenue is estimated to be approximately $4.1 million, nearly flat with the prior month.

3 Pennsylvania State Tax Code Bill 654: Bill Information - Senate Bill 654; Regular Session 2023-2024 - PA General Assembly (state.pa.us)

Liquidity and Capital Resources
As of June 30, 2024, and August 9, 2024, the Company had approximately $5.1 million and $3.6 million, respectively, of cash, cash equivalents, and Bitcoin on its balance sheet, which included approximately 4 Bitcoin and 2 Bitcoin, respectively. As of June 30, 2024, the Company had principal amount of outstanding indebtedness of approximately $55.1 million. Stronghold currently has no material capital commitments. As of August 9, 2024, Stronghold had approximately $3.4 million of capacity remaining under its at-the-market offering agreement (“ATM”) with H.C. Wainwright & Co., LLC. The Company has not sold any of its shares under the ATM during 2024. During 2023, Stronghold issued approximately $11.6 million of Class A common stock at an average price of $6.47 per share under its ATM for approximately $11.2 million of net proceeds, with approximately $0.4 million paid in commissions.
Stronghold Carbon Capture Update
As previously announced, test results from the Scrubgrass Plant have demonstrated carbonation of up to 14% by starting weight of ash, an increase from prior estimates of up to 12%. The Company is continuing in the audit process with Puro, with the goal of accreditation at the Scrubgrass Plant. Please see the Carbon Capture Forum Presentation and the disclosures made in the Company’s Securities and Exchange Commission (“SEC”) filings for additional details and assumptions relating to the carbon capture initiative.
Conference Call
Stronghold will host a conference call today, August 14, 2024, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) with an accompanying presentation to discuss these results. To participate, a live webcast of the call will be available on the Investor Relations page of the Company’s website at ir.strongholddigitalmining.com. To access the call by phone, please use the following link Stronghold Digital Mining Second Quarter 2024 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code required to join the live call. To ensure you are connected prior to the beginning of the call, please register a minimum of 15 minutes before the start of the call.
A replay will be available on the Company’s Investor Relations website shortly after the event at ir.strongholddigitalmining.com.

About Stronghold Digital Mining, Inc.
Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release, including guidance, constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements, including with respect to its potential carbon capture initiative and with respect to completing a strategic review process or entering into a transaction. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; our substantial indebtedness and its effect on our results of operations and our financial condition; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment from foreign-based suppliers; our ability to maintain our relationships with our third-party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment including to upgrade our current fleet; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to remain listed on a stock exchange and maintain an active trading market; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements; our ability to replicate and scale the carbon capture project; our ability to manage costs related to the carbon capture project; and our ability to monetize our carbon capture project, including through the private market; our ability to qualify for, obtain, monetize or otherwise benefit from the Puro registry and Section 45Q tax credits, our ability to timely complete a strategic review process and our ability to consummate a transaction in connection with such process, in part or at all, our ability to qualify for demand response programs, our ability to qualify as PJM “In Network” load, our ability to prepare our sites for and execute on GPU computing initiatives and our ability to expand the power capacity at our sites. More information on these risks and other potential factors that could affect our financial results are included in our filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on March 8, 2024, and in our subsequently filed Quarterly Reports on Form 10-Q. The Company expects to file its Quarterly Report on Form 10-Q for the second quarter of 2024 on August 14, 2024. Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2024	December 31, 2023

ASSETS:
Cash and cash equivalents	$4,876,152	$4,214,613
Digital currencies	253,710	3,175,595
Accounts receivable	570,197	507,029
Inventory	4,470,089	4,196,812
Prepaid insurance	2,736,501	3,787,048
Due from related parties	97,288	97,288
Other current assets	2,109,205	1,675,084
Total current assets	15,113,142	17,653,469
Equipment deposits	-	8,000,643
Property, plant and equipment, net	134,083,470	144,642,771
Operating lease right-of-use assets	1,107,044	1,472,747
Land	1,748,440	1,748,440
Road bond	299,738	299,738
Security deposits	348,888	348,888
Other noncurrent assets	199,480	170,488
TOTAL ASSETS	$152,900,202	$174,337,184
LIABILITIES:
Accounts payable	$13,074,814	$11,857,052
Accrued liabilities	11,558,654	10,787,895
Financed insurance premiums	1,425,592	2,927,508
Current portion of long-term debt, net of discounts and issuance fees	16,347,388	7,936,147
Current portion of operating lease liabilities	668,604	788,706
Due to related parties	1,106,704	718,838
Total current liabilities	44,181,756	35,016,146
Asset retirement obligation	1,103,215	1,075,728
Warrant liabilities	13,914,884	25,210,429
Long-term debt, net of discounts and issuance fees	38,470,192	48,203,762
Long-term operating lease liabilities	499,886	776,079
Other noncurrent liabilities	2,569,356	241,420
Total liabilities	100,739,289	110,523,564
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK:
Common Stock – Class V; $0.0001 par value; 34,560,000 shares authorized; 2,405,760 shares issued and outstanding as of June 30, 2024, and December 31, 2023.	10,416,454	20,416,116
Total redeemable common stock	10,416,454	20,416,116
STOCKHOLDERS’ EQUITY:
Common Stock – Class A; $0.0001 par value; 685,440,000 shares authorized; 12,980,864 and 11,115,561 shares issued and outstanding as of June 30, 2024, and December 31, 2023, respectively.	1,298	1,112
Series C convertible preferred stock; $0.0001 par value; 23,102 shares authorized; 5,990 shares issued and outstanding as of June 30, 2024, and December 31, 2023, respectively.	1	1
Series D convertible preferred stock; $0.0001 par value; 15,582 shares authorized; 0 and 7,610 shares issued and outstanding as of June 30, 2024, and December 31, 2023, respectively.	-	1
Accumulated deficits	(336,973,510)	(331,647,755)
Additional paid-in capital	378,716,670	375,044,145
Total stockholders’ equity	41,744,459	43,397,504
Total redeemable common stock and stockholders’ equity	52,160,913	63,813,620
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY	$152,900,202	$174,337,184

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

OPERATING REVENUES:
Cryptocurrency mining	$14,988,526	$13,782,798	$36,279,584	$25,080,096
Cryptocurrency hosting	3,824,299	3,079,701	9,281,828	5,405,697
Energy	221,370	740,793	921,437	3,471,779
Capacity	-	582,557	-	1,442,067
Other	69,944	47,892	143,475	100,317
Total operating revenues	19,104,139	18,233,741	46,626,324	35,499,956
OPERATING EXPENSES:
Fuel	5,798,304	6,291,501	13,209,132	13,705,515
Operations and maintenance	9,081,647	8,804,097	17,323,372	17,245,020
General and administrative	11,746,585	10,077,738	18,344,931	18,546,493
Depreciation and amortization	9,290,563	8,634,967	18,805,217	16,357,808
Loss on disposal of fixed assets	1,731,105	17,281	1,731,105	108,367
Realized loss (gain) on sale of digital currencies	243,688	(266,665)	(380,419)	(593,433)
Unrealized gain on digital currencies	(145,994)	-	(147,221)	-
Realized gain on sale of miner assets	-	-	(36,012)	-
Impairments on digital currencies	-	254,353	-	325,830
Total operating expenses	37,745,898	33,813,272	68,850,105	65,695,600
NET OPERATING LOSS	(18,641,759)	(15,579,531)	(22,223,781)	(30,195,644)
OTHER INCOME (EXPENSE):
Interest expense	(2,248,063)	(2,603,478)	(4,511,472)	(4,987,391)
Loss on debt extinguishment	-	-	-	(28,960,947)
Changes in fair value of warrant liabilities	(382,175)	6,475,880	11,295,545	5,761,291
Other	5,000	15,000	15,000	30,000
Total other (expense) income	(2,625,238)	3,887,402	6,799,073	(28,157,047)
NET LOSS	(21,266,997)	(11,692,129)	(15,424,708)	(58,352,691)
NET LOSS attributable to noncontrolling interest	(3,325,180)	(3,355,873)	(2,406,893)	(21,475,004)
NET LOSS attributable to Stronghold Digital Mining, Inc.	$(17,941,817)	$(8,336,256)	$(13,017,815)	$(36,877,687)
NET LOSS attributable to Class A common shareholders:
Basic	$(1.25)	$(1.35)	$(0.92)	$(6.99)
Diluted	$(1.25)	$(1.35)	$(0.92)	$(6.99)
Weighted average number of Class A common shares outstanding
Basic	14,369,800	6,163,450	14,179,810	5,274,471
Diluted	14,369,800	6,163,450	14,179,810	5,274,471

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	June 30, 2024	June 30, 2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,424,708)	$(58,352,691)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	18,805,217	16,357,808
Accretion of asset retirement obligation	27,484	26,102
Loss on disposal of fixed assets	1,731,105	108,367
Realized gain on sale of miner assets	(36,012)	-
Change in value of accounts receivable	399,192	1,142,750
Amortization of debt issuance costs	102,946	109,620
Stock-based compensation	3,606,907	6,816,048
Loss on debt extinguishment	-	28,960,947
Changes in fair value of warrant liabilities	(11,295,545)	(5,761,291)
Non-cash adjustments for loss contingencies	5,218,167	-
Other	408,303	(532,880)
(Increase) decrease in digital currencies:
Mining revenue	(42,427,846)	(28,709,950)
Net proceeds from sale of digital currencies	45,596,244	27,064,294
Unrealized gain on digital currencies	(147,221)	-
Impairments on digital currencies	-	325,830
(Increase) decrease in assets:
Accounts receivable	(462,359)	7,140,368
Prepaid insurance	2,727,056	3,093,404
Due from related parties	-	(64,276)
Inventory	(273,277)	303,468
Other assets	(1,231,144)	306,998
Increase (decrease) in liabilities:
Accounts payable	1,032,860	(145,649)
Due to related parties	387,866	219,778
Accrued liabilities	(2,413,906)	27,326
Other liabilities, including contract liabilities	(291,811)	(78,849)
NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	6,039,518	(1,642,478)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(573,002)	(10,581,332)
Proceeds from sale of property, plant and equipment, including CIP	180,000	-
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(393,002)	(10,581,332)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(1,806,551)	(2,446,953)
Repayments of financed insurance premiums	(3,178,426)	(3,202,071)
Proceeds from debt, net of issuance costs paid in cash	-	(147,385)
Proceeds from private placements, net of issuance costs paid in cash	-	9,824,567
Proceeds from ATM, net of issuance costs paid in cash	-	2,825
Proceeds from exercise of warrants	-	316
NET CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	(4,984,977)	4,031,299
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	661,539	(8,192,511)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	4,214,613	13,296,703
CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,876,152	$5,104,192

Use and Reconciliation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, non-recurring expenses, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on extinguishment of debt, or changes in the fair value of warrant liabilities in the period presented. See reconciliation below.

Our Board and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairments, realized gains and losses on the sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of Adjusted EBITDA should be read in conjunction with the financial statements furnished in our Form 10-Q for the second quarter ended June 30, 2024, that the Company expects to file on August 14, 2024. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

STRONGHOLD DIGITAL MINING, INC.
RECONCILIATION OF NON-GAAP ADJUSTED EBITDA

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net Income (Loss)—GAAP	$(21,267)	$(11,692)	$(15,425)	$(58,353)
Plus:
Interest expense	2,248	2,603	4,511	4,987
Depreciation and amortization	9,291	8,635	18,805	16,358
Loss on debt extinguishment	-	-	-	28,961
Non-recurring expenses [1]	5,619	(46)	6,456	636
Stock-based compensation	1,668	4,367	3,607	6,816
Loss on disposal of fixed assets	1,731	17	1,731	108
Realized gain on sale of miner assets	-	-	(36)	-
Changes in fair value of warrant liabilities	382	(6,476)	(11,296)	(5,761)
Accretion of asset retirement obligation	14	13	27	26
Adjusted EBITDA—Non-GAAP [2]	$(314)	$(2,579)	$8,380	$(6,222)

1 Includes the following non-recurring expenses: estimated accrual for two loss contingencies, one-time legal fees, and other one-time items.

2 As previously disclosed, the Company adopted ASU 2023-08 effective January 1, 2024, using a modified retrospective transition method, with a cumulative-effect adjustment of approximately $0.1 million recorded to the opening balance of retained earnings. In conjunction with this accounting change and following consultation with the SEC, realized gains/losses on sale of digital currencies and unrealized gains/losses on digital currencies will no longer be excluded in the Company’s determination of Adjusted EBITDA. Furthermore, the Company revised its Adjusted EBITDA for the three and six months ended June 30, 2023, to remove adjustments for impairments on digital currencies and realized gain on sale of digital currencies.

Investor Contact:

Matt Glover
Gateway Group, Inc.
SDIG@gateway-grp.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com